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EXHIBIT 11.1

                               BEST BUY CO., INC.

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                   (Amounts in 000, except per share amounts)

                                   (unaudited)



                                                           Three Months Ended
                                                         ----------------------
                                                         June 1,        May 27,
                                                          1996           1995
                                                         -------        -------
Earnings:
   Net earnings available to common shares               $   409        $ 4,672
                                                         -------        -------
                                                         -------        -------

Shares:
   Weighted average common shares
      outstanding                                         42,967         42,379

   Adjustments:
   Assumed issuance of shares purchased
      under stock option plans                               597          1,044
                                                         -------        -------

   Total common equivalent shares                         43,564         43,423
                                                         -------        -------
                                                         -------        -------
   Net earnings per common share                         $   .01        $   .11
                                                         -------        -------
                                                         -------        -------



Note: The computation of earnings per common share assuming full dilution results in anti-dilution.